STEMCELLS ANNOUNCES FIRST QUARTER 2007 FINANCIAL RESULTS

PALO ALTO, Calif., May 7, 2007 – StemCells, Inc. (NASDAQ: STEM) today reported its financial results for the first quarter of 2007.

The Company reported a net loss of $4,620,000, or $0.06 per share, for the first quarter ended March 31, 2007, compared to a net loss of $4,193,000, or $0.06 per share, for the first quarter of 2006. The increase in net loss from 2006 to 2007 was primarily attributable to an increase in operating expenses due to the expansion of the Company’s cell manufacturing, process development, and clinical operations. The increase in expenses was partially offset by an increase in other income primarily attributable to a realized gain of $718,000 from the sale of approximately 5.3 million shares of common stock of ReNeuron Group plc (“ReNeuron”) held as marketable securities, $550,000 in other income recognized upon the receipt of additional ReNeuron shares in connection with a license and settlement agreement and higher interest income attributable to a higher average cash balance and higher yield on investments in 2007. Net cash used in operating activities for the first quarter in 2007 was $5,252,000, compared with $4,263,000 for the same quarter in 2006. Cash and cash equivalents were $50,922,000 at March 31, 2007, compared with $30,876,000 at March 31, 2006.

Subsequent to the end of the first quarter, the Company sold approximately 820,000 shares of common stock for which the Company received net proceeds of approximately $2,289,000. In addition, a warrant to purchase an aggregate of 575,658 shares of the Company’s common stock at $1.90 per share was exercised. The Company issued 575,658 shares of its common stock and received proceeds of approximately $1,094,000. Pro forma cash and cash equivalents at March 31, 2007, assuming these transactions had occurred at March 31, 2007, would have been $54,305,000.

About StemCells, Inc.
StemCells, Inc. is a clinical-stage biotechnology company focused on the discovery, development and commercialization of cell-based therapeutics to treat diseases of the nervous system, liver and pancreas. The Company’s programs seek to repair or repopulate neural, liver or other tissue that has been damaged or lost as a result of disease or injury. StemCells has pioneered the discovery and development of the human neural stem cell. The human neural stem cells are expandable into cell banks for therapeutic use, which offers the potential of using normal, non-genetically modified cells as cell-based therapies. StemCells is currently conducting a Phase I clinical trial of its proprietary human neural stem cells (HuCNS-SC™) as a treatment for neuronal ceroid lipofuscinosis (NCL). NCL, which is often referred to as Batten disease, is a rare and fatal neurodegenerative disease that affects infants and young children. StemCells has approximately 50 U.S. and 100 non-U.S. patents. Further information about the Company is available on its web site at: www.stemcellsinc.com.

Apart from statements of historical facts, the text of this press release constitutes forward-looking statements regarding, among other things, the future business operations of StemCells, Inc. (the “Company”) and its ability to conduct clinical trials as well as its research and product development efforts. The forward-looking statements speak only as of the date of this news release. StemCells does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in the forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainty as to whether results obtained in the animal models of infantile NCL, spinal cord injury, or other diseases and conditions will be able to be translated into treatment for humans; uncertainty as to whether the FDA or other applicable regulators or review boards will permit the Company to continue clinical testing in NCL or in future clinical trials of proposed therapies for other diseases or conditions despite the novel and unproven nature of the Company’s technology; uncertainties regarding the timing and duration of, and enrollment of patients in, any clinical trials; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current research and development operations and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; uncertainty regarding the validity and enforceability of the Company’s patents; uncertainty as to whether HuCNS-SC and any products that may be generated in the future in the Company’s stem cell programs will prove safe and clinically effective and not cause tumors or other side effects; uncertainty as to whether the Company will achieve revenues from product sales or become profitable; the Company’s likely increase in the use of cash as compared to the Company’s historical use of cash; and other factors that are described under the heading “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K.

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	Three months ended
	March 31,
(in thousands except share and
per share amounts)	2007	2006
Revenue from grants and licensing agreements	$6	$41
Operating Expenses
Research and development	4,019	2,692
General & administrative	2,264	1,677
Wind-down expenses related to our former corporate headquarters	222	156
Total operating expenses	6,505	4,525
Loss from operations	(6,500)	(4,484)
Other income (expense)
License and settlement agreement, net	550	—
Realized gain on marketable securities	718	—
Other income (expense)	612	291
Total other income (expense)	1,880	291

Net loss basic and diluted	($4,620)	($4,193)
Net loss per share ; basic and diluted	($0.06)	($0.06)
Weighted average shares – basic and diluted	78,566,195	65,443,062

StemCells, Inc.
Condensed Consolidated Balance Sheets
	March 31,	December 31,
	2007	2006
(in thousands)	(unaudited)	(a)
Assets
Current assets:
Cash & cash equivalents	$50,922	$51,796
Marketable securities, current portion	—	4,133
Other current assets	1,413	1,602

Total current assets	52,335	57,531
Marketable securities	2,606	3,133
Property, plant & equipment, net	3,484	3,596
Other assets, net	2,567	2,597

Total assets	60,992	66,857
Liabilities and stockholders’ equity
Current liabilities	3,991	4,150
Non-current liabilities	7,904	8,331
Stockholders’ equity	49,097	54,376

Total liabilities and stockholders’ equity	$60,992	$66,857

(a) Derived from audited financial statements included in StemCells’ annual report on form 10-K filed with the SEC.